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                                                                   EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

   We consent to the incorporation by reference in Reliant Resources, Inc.'s Registration Statement Nos. 333-60124, 333-60328, 333-74754, 333-74790,
333-86608, 333-86610, 333-86612, 333-98273, 333-101471, and 333-101473, on Form
S-8 of our report dated March 31, 2003, April 29, 2003 as to Schedule I listed in the Index at Item 15(a)(2) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (i) the restatement described in Note 1 and the (ii) change in method of accounting for derivatives and hedging activities in 2001, the change in method of accounting for goodwill and other intangibles in 2002 and the method of presenting trading and marketing activities from a gross basis to net basis in 2002, as described in Notes 7, 6 and 2, respectively) on the consolidated financial statements of Reliant Resources, Inc. and our report dated March 31, 2003 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the change in method of accounting for derivatives and hedging activities in 2001, as described in Note 8) on the financial statements of El Dorado Energy, LLC appearing in this amended Annual Report on Form 10-K/A of Reliant Resources, Inc. for the year ended December 31, 2002.

/s/  DELOITTE & TOUCHE LLP
Houston, Texas
April 29, 2003